EXHIBIT 10.3
PROMISSORY NOTE

Up to $25,000,000.00	April 10, 2007
     FOR VALUE RECEIVED, FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Borrower”), promises to pay to the order of KIMCO CAPITAL CORP., a Delaware corporation (“Lender”), at its office at 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 11042, or such other place as the holder hereof may from time to time appoint in writing, in lawful money of the United States of America, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) (the “Principal Amount”), or such lesser principal amount as may be outstanding hereunder (the “Loan”), together with interest on the principal balance from time to time unpaid at the rate of seven percent (7%) per annum (the “Interest Rate”) for the period commencing on the date hereof and continuing through and including the Maturity Date (as defined below). Interest will be computed on the daily principal balance outstanding during the period from the last payment date to the current payment date. Interest shall be the product resulting when multiplying the rate of interest by the principal balance outstanding, dividing by 365, and then multiplying by the actual number of days interest has accrued.
     From and after the occurrence of an Event of Default (as hereinafter defined), the outstanding principal amount hereof shall bear interest at the Interest Rate, plus five percent (5%) per annum.
     Accrued interest on this Note shall be payable in arrears on the first (1st) day of each month for the immediately preceding month, with the first such payment due on May 1, 2007 (such initial interest payment, if any, to be for the period from the date hereof until through and including April 30, 2007). The principal indebtedness evidenced by this Note shall be payable in full, together with all accrued interest thereon on the Maturity Date. For the purposes hereof, the “Maturity Date” shall be April 10, 2008; provided, that the Maturity Date shall be April 10, 2009 if Borrower shall have delivered to Lender on or before March 17, 2008 a notice to Lender of extension certifying that that the Fixed Charge Coverage ratio of Borrower exceeds 1.15 to 1.00.
     In addition to such interest, a fee payable in immediately available funds (the “Fee”) is payable by Borrower to the Lender in accordance with the provisions below. Subject to the provisions below, the Fee shall be equal to (i) $500,000, multiplied by (ii) (a) the Weighted Average Stock Price (as defined below) minus (b) $13.00. At any time beginning on the date hereof and ending on the later of April 9, 2009 or the business day immediately preceding the Termination Date (defined below), Lender may select a date (the “Selected Date”) upon which the Weighted Average Stock Price (as defined below) will be determined, by notice to Borrower before 5:00 p.m. Eastern time on the Selected Date. The Fee as calculated above shall be due and payable by Borrower within five (5) business days of the Selected Date. For purposes of this paragraph, “Weighted Average Stock Price” shall be the volume weighted average price of the common stock, par value $.01 per share of the Guarantor (the “Common Stock”) on the New

York Stock Exchange or such other national securities exchange on which such Common Stock is then traded, calculated over the five trading day period ending on and including the Selected Date. If the Lender fails to select a Selected Date as provided above, then a lump sum additional interest payment of $250,000 in lieu of the Fee shall be due and payable by Borrower in immediately available funds on the Termination Date. Borrower acknowledges and agrees that the obligation to pay the Fee or such additional interest in lieu thereof shall survive payment in full of the Note and shall survive any Event of Default or acceleration of the Note.
     Borrower acknowledges that Lender is not advancing any portion of the Principal Amount to Borrower on the date hereof. Subject to satisfaction of the conditions precedent set forth below, upon five (5) business days advance written request from Borrower, or such shorter notice period as agreed by Lender, Lender shall make advances to Borrower of the balance of the Principal Amount (each an “Advance”); provided, however, in no event shall (a) the amount of any Advance be less than $1,000,000 and (b) the sum of all Advances exceed the Principal Amount. Notwithstanding anything to the contrary herein, no Advance shall be required or made after the Maturity Date and unless the following conditions precedent have been satisfied or waived in the sole discretion of Lender:
i. Borrower shall have delivered to Lender a notice to Lender setting forth the amount of the Advance requested and the certification of an executive officer of Borrower that no Event of Default (as defined below) exists; and
ii. On the date of any Advance and after giving effect thereto, no Event of Default (as defined below) shall exist and no act or omission shall have occurred which with the passage of time, the giving of notice or both could constitute an Event of Default.
     Further, prior to the date of the initial Advance under this Note (the “Initial Advance Date”), in addition to the requirements set forth above, Lender shall receive the following documents duly executed by all the parties thereto, in form and substance satisfactory to the Lender.
(i) the Note and the Guaranty;
(ii) a certificate from the Chief Executive Officer, President or Chief Financial Officer of the Guarantor and of the general partner of the Borrower on behalf of the Borrower dated as of the Initial Advance Date stating that as of such date (A) all representations and warranties of the Borrower and Guarantor set forth in this Note and the Loan Documents are true and correct in all material respects; (B) no Event of Default has occurred and is continuing, and (C) On the Initial Advance Date and after giving effect thereto, no Event of Default shall exist and no act or omission shall have occurred which with the passage of time, the giving of notice or both could constitute an Event of Default.
(iii) a certificate of the Secretary or an Assistant Secretary of the general partner of Borrower dated as of the date of this Note certifying as of the date of this Note (A) the names and true signatures of officers or authorized representatives of the general partner of the Borrower authorized to sign the Loan Documents to which the Borrower is a party on behalf of the Borrower, (B) resolutions of the Board of Directors or similar governing body of the general partner of the Borrower with respect to the transactions herein contemplated, (C) a true and correct copy of the organizational documents of the general partner of the Borrower and any modification or amendment since such date, (D) a true and correct copy of the articles of limited partnership and partnership agreement for the Borrower and any modification or amendment since such date, and (E) a true and correct copy of all partnership authorizations necessary or desirable in connection with the transactions herein contemplated;
(iv) a certificate of the Secretary or an Assistant Secretary of the Guarantor dated as of the date of this Note certifying as of the date of this Note (A) the names and true signatures of officers or authorized representatives of the Guarantor authorized to sign the Loan Documents to which the Guarantor is a party, (B) resolutions of the Board of Directors of the Guarantor with respect to the transactions herein contemplated, (C) a true and correct copy of the charter and bylaws of the Guarantor and any modification or amendment to the charter or bylaws of the Guarantor made since such date, and (D) that the Guarantor owns, directly or indirectly, 100% of the general partner interests and at least 70% of the limited partnership interests in the Borrower;
(v) one or more favorable written opinions of counsel for the Borrower and the Guarantor, in a form reasonably acceptable to the Lender, in each case dated as of the date of the Note;
(vi) such other documents, certificates, and agreements as the Lender may reasonably request.
     The Borrower may prepay the outstanding principal amount of this Note in whole or in part at any time. Borrower may, upon a date no less than ten (10) business days following notice from Borrower to Lender (the “Termination Date”), terminate this Note; provided that this Note shall not terminate unless all then-outstanding principal and accrued and unpaid interest to the Termination Date are paid on the Termination Date (including, if a Selected Date has not been chosen by Lender prior to 5:00 p.m. on the business day immediately prior to the Termination Date, the $250,000 additional interest payable in lieu of the Fee).
     This Note and any and all other agreements presently existing or hereafter entered into which evidence and/or secure any indebtedness from Borrower to Lender shall hereinafter be collectively referred to as the “Loan Documents”. The terms, covenants, conditions, provisions, stipulations and agreements of the Loan Documents are hereby made a part of this Note, to the same extent and with the same effect as if they were fully set forth herein. Borrower does hereby covenant to abide by and comply with each and every term, covenant, condition, provision, stipulation and agreement set forth in the Loan Documents.
     Borrower shall remain liable for the payment of this Note, including interest, notwithstanding any extensions of time of payment or any indulgence of any kind or nature that

Lender may grant to Borrower, whether with or without notice to Borrower, and Borrower hereby expressly waives such notice.
     Borrower hereby makes the following representations and warranties to Lender as of the date hereof and as of the date of each Advance:
a.	Borrower represents that it is duly formed, organized and existing in the State of Delaware and that the execution and delivery of the Loan Documents and the performance of the obligations thereunder do not conflict with any provision of Borrower’s limited partnership agreement and all other certificates and agreements governing Borrower, and have been duly authorized by all necessary action of Borrower’s partners. Borrower covenants that it will not seek or consent to or otherwise take action to cause or permit Borrower’s dissolution or winding up, in whole or in part, while the Loan remains outstanding. Borrower represents that Guarantor is duly formed, organized and existing in the State of Maryland and that the execution and delivery of the Loan Documents to which it is a party, including the Guaranty, and the performance of the obligations thereunder do not conflict with any provision of Guarantor’s articles of incorporation or bylaws and all other certificates and agreements governing Guarantor, and have been duly authorized by all necessary action of Guarantor. Guarantor will not seek or consent to or otherwise take action to cause or permit Guarantor’s dissolution or winding up, in whole or in part, while the Loan remains outstanding.

b.	Borrower represents that (i) the execution and delivery of the Loan Documents, the payment of the indebtedness and the performance of the obligations thereunder do not violate any law or conflict with any agreement by which Borrower or Guarantor is bound, or any court order by which Borrower or Guarantor is bound, (ii) no consent or approval of any governmental authority or any third party is required for the execution or delivery of the Loan Documents, the payment of indebtedness or the performance of the obligations thereunder and (iii) the Loan Documents are valid and binding agreements, enforceable in accordance with their terms.

c.	Borrower represents that neither Borrower nor Feldman Mall Properties, Inc., a Maryland corporation (“Guarantor”) is or will be, held, directly or indirectly, by a “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” “foreign person,” “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, the regulations promulgated pursuant to such acts or any amendments to such acts.

d.	Borrower represents that each of Borrower and Guarantor is solvent and there has been no (i) assignment made for the benefit of the creditors of Borrower or Guarantor, (ii) appointment of a receiver for Borrower or Guarantor or for the properties of Borrower or Guarantor, or (iii) bankruptcy, reorganization, or liquidation proceeding instituted by or against Borrower or Guarantor.

e.	Borrower represents that Borrower has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and, to Borrower’s knowledge, has paid all taxes and related liabilities which have become due pursuant to such returns. Borrower confirms that its federal tax identification number is 20-0252096.

f.	Borrower represents and warrants that the composition of its assets and character of its gross income satisfy the applicable requirements necessary for classification for federal income tax purposes as a Real Estate Investment Trust (a “REIT”) within the meaning of Section 856 of the Internal Revenue Code; notwithstanding that Borrower is not classified as (nor does it purport to be) a REIT. Borrower represents that Guarantor meets the requirements for taxation as a REIT under the Internal Revenue Code.

g.	Borrower represents that the consolidated balance sheet of the Guarantor and its Subsidiaries, and the related consolidated statements of operations, shareholders’ equity and cash flows, of the Guarantor and its Subsidiaries contained in the most recent financial statements delivered to the Lender, fairly present the financial condition in all material respects and reflects the Indebtedness of the Guarantor and its Subsidiaries as of the respective dates of such statements and the results of the operations of its properties for the periods indicated, and such balance sheet and statements were prepared in accordance with GAAP, subject to year-end adjustments. Since the date of the statements for the third quarter ending September 30, 2006, or if later, the most recent quarterly or annual financial statements filed by the Guarantor with the SEC, neither a Material Adverse Change, nor any material adverse change to the prospects or the Property of the Guarantor or the Borrower or their respective Subsidiaries has occurred.
During the term of this Note, the Borrower agrees to comply with the following affirmative covenants.
a.	Borrower covenants that it and the Guarantor shall do and execute all and such further acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Note and the other Loan Documents, as Lender may reasonably require from time to time.

b.	Borrower covenants that it shall file all federal, state, county, municipal, and city income and other tax returns required to be filed by it and pay all taxes and related liabilities which have become due pursuant to such returns, and will pay and discharge, and will cause each of its subsidiaries to pay and discharge, all taxes, assessments and governmental charges and levies imposed upon it prior to the date on which penalties attach thereto.

c.	Borrower covenants that it shall promptly and in any event within five business days after receipt thereof by the Borrower, the Guarantor or any of their Subsidiaries, provide to Lender a copy of any form of notice, summons or citation received from any Governmental Authority concerning (i) violations or alleged violations of environmental laws which seeks to impose liability therefor, which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change (ii) any action or omission on the part of the Guarantor, Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an environmental claim in excess of $1,000,000, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Guarantor, Borrower, their present or former Subsidiaries, or any of their leased or owned Property, wherever located which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change.

d.	Borrower covenants that is shall promptly and in any event within five business days after receipt thereof by the Borrower, the Guarantor or any of their respective Subsidiaries, deliver to Lender (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.

e.	Borrower covenants that it shall promptly and in any event within five days of any of the Borrower, the Guarantor or any of their respective Subsidiaries having knowledge thereof, deliver to Lender notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.

f.	The Guarantor’s common stock, $.01 par value per share, shall at all times be duly listed on the New York Stock Exchange, Inc. and (ii) the Guarantor shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission; provided, that it is hereby understood and agreed that any report filed within the time period provided by lawfully available extensions of time to file shall be deemed to comply with the requirements of this covenant; and, provided, further, that the Guarantor shall be permitted to file its Form 10-K for the year ending December 31, 2006 with the Securities and Exchange Commission late, but that no Advance shall be made hereunder until such Form 10-K is filed.

g.	The Guarantor shall maintain its status as a REIT under the Internal Revenue Code.

h.	The Borrower agrees that, upon the sale or transfer by the Borrower, Guarantor, any of their respective Subsidiaries, or any Affiliates of the foregoing, of any Real Property, or any sale or transfer by the Borrower, Guarantor, any of their respective Subsidiaries, or any Affiliates of the foregoing, of any direct or indirect interest in a Person who owns any Real Property, then the Borrower shall cause 100% of the applicable pro rata share of the net proceeds received by Borrower, Guarantor and their respective Subsidiaries, as applicable, from such sale or transfer, net of the repayment of Indebtedness secured by a mortgage on such Real Property, net of any reasonable and customary third-party transaction costs in connection with such sale, and net of any distribution of taxable gain arising from such sale to the extent necessary for the Guarantor to maintain its status as a REIT, shall be paid to Lender to repay then-outstanding amounts under this Note and, if such net proceeds exceed the amount then-outstanding under the Note, the Principal Amount available to be drawn thereafter under the Note shall be reduced by the amount of the excess proceeds.

i.	Borrower covenants to notify Lender in the event that Borrower fails to satisfy the 75% gross income test as set forth under Section 856(c)(3) of the Internal Revenue Code (the “75% Test”). In the event that Borrower fails to satisfy the 75% Test during the term of this Note, Borrower agrees to indemnify Lender for (i) all costs and expenses (including reasonable attorneys fees and disbursements) associated with Lender’s assignment of the Note to a related Person of Lender and (ii) any penalties, charges or tax liabilities incurred by Lender or its Affiliates as a result of Borrower’s failure to satisfy this covenant; provided that, if Borrower notifies Lender within three months of failing to satisfy the 75% Test, Borrower’s liability under clause (ii) of this paragraph shall be limited to $50,000.
     During the term of this Note, the Borrower agrees to comply with the following negative covenants unless the Lender shall otherwise consent in writing.
a.	Borrower covenants that neither it nor Guarantor shall (i) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets; (ii) reorganize, enter into a merger or consolidation or change its legal structure without Lender’s prior written consent; or (iii) change its name, address, or the name under which Borrower or Guarantor conducts its business without promptly notifying Lender.

b.	The Borrower, the Guarantor and their respective Subsidiaries, and any Affiliates of the foregoing, will not incur any Indebtedness other than the following:
1.	Indebtedness outstanding as of the date of this Note;

2.	Indebtedness under this Note;

3.	Secured Indebtedness and unsecured Indebtedness not outstanding as of the date of this Note to the extent that, at the time of incurrence of such Indebtedness, (i) the financial covenants contained in this Note are complied with on a pro forma basis giving effect to such incurrence and the use of proceeds thereof, (ii) the Secured Indebtedness does not exceed 80% of the Fair Market Value of the Real Properties, (iii) the Indebtedness does not exceed 80% of the Fair Market Value of the Real Properties;

4.	Extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (1) and (3) above so long as the principal amount of such Indebtedness is equal to or less than the aggregate principal amount (plus fees and expenses of such extension, renewal or refinancing) then outstanding under the Indebtedness being refinanced.
c.	The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement which limits distributions to or any advance by any of the Borrower’s Subsidiaries to the Borrower and Guarantor (other than pro rata limitations based on relative ownership of less than wholly-owned Subsidiaries).

d.	Neither the Guarantor, the Borrower, nor any of their respective Subsidiaries, or Affiliates of the foregoing, will make any Restricted Payment, except that:
1.	provided no Event of Default has occurred and is continuing or would result therefrom, (A) the Guarantor may in any fiscal quarter make cash payments to its shareholders with respect to the Guarantor Common Stock which with the previous such cash payments in the three immediately preceding fiscal quarters are not in excess of the greater of (i) $0.91 per annum or (ii) the amount required for the Guarantor to maintain its status as a REIT, and (B) the Guarantor may make payments of dividends on preferred stock so long as such payments are subordinate to payments hereunder;

2.	any Subsidiary or Affiliate of the Guarantor (i) may make Restricted Payments to the Borrower or the Guarantor and (ii) that is a joint venture may make payments and distributions in accordance with agreements existing as of the date hereof; and

3.	the limited partners of the Borrower shall be entitled to exchange limited partnership interests in the Borrower for the Guarantor’s stock or redeem such interests for cash, as provided in the Borrower’s limited partnership agreement;
     During the term of this Note, the Borrower agrees to comply with and cause the Guarantor to comply with the following financial covenants.

     a. Fixed Charge Coverage Ratio. The Guarantor on a consolidated basis shall maintain at the end of each Rolling Period a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00.
     b. Maintenance of Net Worth. The Guarantor on a consolidated basis shall at all times maintain a Consolidated Net Worth of at least $100,000,000, plus 85% of the cash proceeds received from an equity offering of the Guarantor, net of underwriting discounts and commissions and other reasonable offering expenses.
     The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
a.	Borrower shall fail to make any payment of interest or principal under this Note when due and payable or declared due and payable and shall fail to cure such failure within five (5) days after notice is given to Borrower by Lender.

b.	Borrower shall fail or neglect to perform, keep or observe any provision of this Note or any other Loan Document and the same shall remain unremedied for a period of 10 days after notice is given to Borrower by Lender.

c.	Either Borrower or Guarantor shall generally not pay its debts as such debts become due or admit in writing its inability to pay its debts generally, or files a bankruptcy petition, a bankruptcy petition is filed against Borrower or Guarantor that is not dismissed within ninety (90) days, or Borrower or Guarantor makes a general assignment for the benefit of creditors.

d.	Any representation or warranty made by the Borrower and Guarantor in this Note or the Loan Documents shall prove to have been incorrect in any material respect when made.

e.	With respect to any Indebtedness in a principal amount of at least $5,000,000 individually or when aggregated with all other Indebtedness of the Borrower, Guarantor or their Subsidiaries, any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or any of the Borrower, Guarantor or their respective Subsidiaries shall fail to pay any principal of or premium or interest of any such Indebtedness and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness.

f.	Any of the following shall occur without the written consent of Lender: (1) the failure of individuals who are members of the board of directors (or similar governing body) of the Guarantor on the date of this Note (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the date of the Note or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Guarantor, (2) Guarantor admits a new general partner of the Borrower or owns, directly or indirectly through one or more wholly-owned subsidiaries, less than 70% of the partnership interests and beneficial ownership of the Borrower, or (3) the failure of any two of Larry Feldman, James C. Bourg and Thomas Wirth to serve as executive officers of the Guarantor and Guarantor does not replace the two executive officers with a person reasonably acceptable to Lender within four months of the departure of the two executives; provided, that (A) Lender shall be deemed to have approved a person proposed by Guarantor if Lender does not give notice of objection within ten (10) days following request for approval and (B) if Lender does not approve the first replacement offered by Guarantor, Guarantor shall have one additional three (3) month period following Lender’s notice of objection to replace the ceasing person with a person reasonably acceptable to Lender..

g.	A Material Adverse Change shall occur.
Upon the occurrence of any Event of Default, Lender may (i) declare all indebtedness evidenced by this Note to be immediately due and payable, whereupon all such indebtedness shall become due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, and (ii) exercise all rights and remedies available under the Loan Documents and applicable law.
     In the event that Lender institutes legal proceedings to enforce the Loan Documents, Borrower agrees to pay to Lender, in addition to any indebtedness due and unpaid, all costs and expenses of such proceedings, including reasonable attorneys’ fees.
     Lender shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by an authorized officer of Lender and then only to the extent specifically set forth therein. A waiver on one occasion shall not be construed as continuing or as a bar to or waiver of such right or remedy on any other occasion. All remedies conferred upon Lender by the Loan Documents shall be cumulative and none is exclusive, and such remedies may be exercised concurrently or consecutively at Lender’s option.
     Except as expressly provided for in this Note or any other Loan Document, every person at any time liable for the payment of the debt evidenced hereby waives presentment for payment, demand, notice of nonpayment of this Note, protest and notice of protest, all exemptions and homestead laws and all rights thereunder and consents that Lender may extend the time of payment of any part or the whole of the debt, or grant any other modifications or indulgence pertaining to payment of this Note at any time, at the request of any other person liable for said debt.
     This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed the highest lawful rate permissible under the laws of the State of New York as applicable to Borrower. If, from any circumstances whatsoever, fulfillment of any provision of this Note or of any other Loan Document shall, at the time performance of such provisions shall be due, involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law, and if, from any circumstances, Lender shall ever receive as interest an amount which would exceed the highest lawful rate applicable to Borrower, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby and not to the payment of interest.
     All covenants, agreements, representations and warranties made herein and in the other Loan Document are deemed to have been relied upon by Lender, notwithstanding any investigation by Lender.
     Should this Note be signed by more than one person, firm or corporation or combination thereof, all of the obligations herein contained shall be considered joint and several obligations of each signer hereof. In such case, the liability of each such signer shall be absolute, unconditional and without regard to the liability of any other party hereto.
     This Note is given and accepted as evidence of indebtedness only and not in payment or satisfaction of any indebtedness or obligation.
     The form and essential validity of this Note shall be governed by the laws of the State of New York. If any provision of this Note is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof; provided that where the provisions of any such applicable law may be waived, they hereby are waived by Borrower to the full extent permitted by law in order that this Note shall be deemed to be a valid and binding promissory note in accordance with its terms.
     Time is of the essence with respect to all Borrower’s obligations and agreements under this Note.
     This Note and all the provisions, conditions, promises and covenants hereof shall inure to the benefit of Lender, its successors and assigns, and shall be binding in accordance with the terms hereof upon Borrower, its successors and assigns, provided nothing herein shall be deemed consent to any assignment restricted or prohibited by the terms of the Loan Documents.
     All notices required under this Note or any other Loan Document will be in writing and will be transmitted by personal delivery, first class mail, overnight courier or facsimile to the addresses or facsimile numbers appearing on the signature page to this Note, or to such other addresses or facsimile numbers as Borrower and Lender may specify from time to time in writing. Every notice shall be deemed to have been duly given or served on the date on which personally delivered, in person or by overnight courier service, or the date of facsimile transmission or five (5) days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice shall in no way adversely affect the effectiveness of such notice.

     To induce Lender to extend to Borrower the loan evidenced by this Note, Borrower irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OTHER LOAN DOCUMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN NEW YORK, NEW YORK. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN NEW YORK, NEW YORK, WAIVES PERSONAL SERVICE OF PROCESS UPON BORROWER, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.
     BORROWER AND LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS NOTE AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BORROWER AGREES THAT BORROWER WILL NOT ASSERT ANY CLAIM AGAINST LENDER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

     IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Note on its behalf as of the date and year first set forth above.

BORROWER: FELDMAN EQUITIES OPERATING PARTNERSHIP, LP, a Delaware limited partnership
By:	Feldman Holdings Business Trust I, its General Partner

By:	/s/ Lawrence Feldman
	Name:	Lawrence Feldman
	Title:	Chairman and Chief Executive Officer

Address:
c/o Feldman Mall Properties
1010 Northern Boulevard
Suite 314
Great Neck, New York 11021
Attention: Larry Feldman
Facsimile No.: 516-684-1059

With a copy to:

Feldman Mall Properties, Inc.
2201 E. Camelback Road
Suite 350
Phoenix, Arizona 85016
Attn: Legal Affairs
Facsimile No. 602-277-7774

LENDER: KIMCO CAPITAL CORP., a Delaware corporation
By:	/s/ JoAnn Carpenter
	Name:	JoAnn Carpenter
	Title:	Vice President

Addresses for Notices to Lender:

c/o Kimco Realty Corporation
3333 New Hyde Park Road
Suite 100
New Hyde Park, New York 11042
Attention: Bruce Rubenstein
Facsimile No.: 516-869-2545

and

Attention: Glenn Cohen
Facsimile No.: 516-869-2572

and

c/o Kimco Realty Corporation
1111 Burlington Avenue
Suite 113
Lisle, IL 60532
Attention: Eric Niederman
Facsimile No.: 630-322-9204

ANNEX A
To Promissory Note
Definitions
     “Affiliate” means, with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person and any Subsidiaries of such specified Person; provided, however, that with regard to any joint venture entities (whether a partnership, limited liability company, or any other form of entity) owned directly or indirectly by such Person and one or more other Persons, the joint venture entity shall be deemed to be an Affiliate even if such Person does not control such entity. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.
     “Capital Lease” means, for any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Consolidated EBITDA” means, for any period for which such amount is being determined, an amount equal to (a) the net income of the Guarantor (on a consolidated basis) for such period after taxes, as determined in accordance with GAAP, excluding, however, (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets, and (iii) any non-recurring, non-cash charge, plus (b) to the extent deducted in determining Consolidated EBITDA, Interest Expense, income taxes, depreciation, amortization.
     “Consolidated Net Worth” means the sum of total stockholders equity of Guarantor on a consolidated basis, less intangible assets, plus intangible liabilities and depreciation on real property, determined in accordance with GAAP as of the end of each fiscal quarter of Guarantor.
     “Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such equity interests the power to elect a majority of the board of directors, managers or other Persons that control and manage the affairs of such Person.
     “Fair Market Value” means, with respect to any Real Property, the value of the Land, Improvements located thereon, and all appurtenances thereto, as determined by an appraisal conducted by an M.A.I. real estate appraiser selected by the Lender.
     “Fixed Charge Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Consolidated EBITDA for such Rolling Period to (b) the Fixed Charges for such Rolling Period.

     “Fixed Charges” means, for the period for which such amount is being determined, the sum (without duplication) of the following amounts for the Guarantor and the Guarantor’s Subsidiaries on a consolidated basis: (i) mandatory principal payments scheduled to be made (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity), (ii) Guarantor’s Interest Expense, (iii) all payments scheduled to be made in respect of Capital Leases and (iv) paid or accrued preferred stock dividends; provided that, to the extent that they would otherwise be included in the calculation of the foregoing clauses (i) through (iv), such calculation shall exclude amounts (A) in respect of the Tallahassee and Northgate Amortization, (B) incurred in connection with any charges, write-offs or premiums resulting from the early retirement of debt relating to liability management activities, and (C) related to deferred financing charges.
     “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Borrower, the Guarantor, or any Subsidiaries of the Borrower or the Guarantor.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other environmental law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any environmental law.
     “Indebtedness” means (without duplication), at any time and with respect to any Person, (a) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables, accruals or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person has directly or indirectly assumed or guaranteed or indemnified or otherwise provided credit support therefor or for which such Person is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness; (d) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than trade payables or bank drafts arising in the ordinary course); (e) obligations of such Person under Capital Leases; (f) such Person’s pro rata share of indebtedness and contingent obligations of any partnership, limited liability company or other joint venture entity in which such Person owns a direct or indirect interest; and (g) all preferred stock that is issued by such Person that is mandatorily redeemable (other than customary change of control redemptions) by the holder thereof in cash, a cash equivalent or some type of Indebtedness or convertible to some type of Indebtedness.
     “Interest Expense” means, for any Person for any period for which such amount is being determined, the total interest expense (including that properly attributable to Capital Leases in accordance with GAAP) and all charges incurred with respect to letters of credit determined on a consolidated basis in conformity with GAAP, plus capitalized interest of such Person and its Subsidiaries.

     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise.
     “Material Adverse Change” shall mean a material adverse change in the business, financial condition, or results of operations of the Borrower and the Guarantor, taken as a whole.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Property” of any Person means any property or assets, whether real, personal, mixed, tangible or intangible) of such Person.
     “pro forma” calculations shall be made on a basis consistent with Article 11 of Regulation S-X under the Securities Act of 1933, as amended.
     “Real Properties” means any real property owned or controlled by the Guarantor, Borrower, any of their respective Subsidiaries, or any Affiliates of the foregoing.
     “Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, purchase, or irrevocable deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Indebtedness not permitted by this Agreement, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock, any limited liability company interests or any partnership interests of such Person, other than dividends or distributions payable in such Person’s stock, limited liability company interests or any partnership interests.
     “Rolling Period” means, as of any date, the most recent four fiscal quarters for which financial statements are available and ending on or prior to such date.
     “Secured Indebtedness” means any Indebtedness secured by a Lien or mortgage on any property of any Person, whether or not classified as a liability on a balance sheet.
     “Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 20% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.
     “Tallahassee and Northgate Amortization” means the amortization payments in connection with the existing mortgage loans for Tallahassee Mall and Northgate Mall.